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                                                   United States
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                     FORM N-18F-1

                            Notification of Election Pursuant to Rule 18f-1
                            Under the Investment Company Act of 1940

                                    OPPENHEIMER AMT-FREE MUNICIPALS
                                   6803 S. Tucson Way, Centennial, CO 80112
                              ------------------------------------------------
                                       Name and Address of Registrant

                                         NOTIFICATION OF ELECTION

     The undersigned  registered open-end investment company hereby notifies the
Securities  and Exchange  Commission  that it elects to commit  itself to pay in cash all  redemptions by a shareholder of record as provided by Rule 18f-1 under the  Investment  Company Act of 1940.  It is  understood  that this  election is irrevocable  while such Rule is in effect  unless the  Commission  by order upon application permits the withdrawal of this Notification of Election.

                                                         SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of New York and the State of New York on the
20th day of July, 2004.

                          Oppenheimer AMT-Free Municipals
                       --------------------------------------------------------
                          Name of Registrant

                                    By: /s/ Dina C. Lee
                                   ------------------------------
                                       Dina C. Lee
                                       Assistant Secretary

ATTEST:

/s/ Mitchell J. Lindauer
---------------------------------
Mitchell J. Lindauer